Exhibit 99.1

Kite Pharma Reports Full-Year and Fourth Quarter 2014 Financial Results

SANTA MONICA, Calif., March 26, 2015 (GLOBE NEWSWIRE) — Kite Pharma, Inc. (Kite) (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today reported full-year and fourth quarter 2014 financial results for the period ended December 31, 2014.

“2014 was a transformative year for Kite, marked by achieving several key corporate and clinical milestones,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer. “In addition to our successful IPO and follow-on offering, we expanded our management team with world-class talent, filed our first investigational new drug application (IND) for our lead product candidate KTE-C19, and entered into a major research collaboration with Amgen.” Dr. Belldegrun continued, “More recently, we expanded our Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI) and completed an acquisition of T-Cell Factory B.V. (TCF™), which together provide Kite with a platform for discovering and advancing T cell receptor (TCR) product candidates. We believe these key events will further drive the expansion of both our chimeric antigen receptor (CAR) and TCR portfolio.”

In the first half of 2015, Kite plans to initiate its first pivotal study of its lead product candidate, KTE-C19, under its IND in refractory diffuse large B cell lymphoma (DLBCL).

Corporate and Clinical Developments of 2014 and Early 2015

The recent acquisition of Netherlands-based TCF™, which was renamed Kite Pharma EU, establishes a European presence for Kite operations. The transaction allows Kite to expand its product pipeline of TCRs for the treatment of solid tumors, complementing its CAR pipeline. Highlights of the acquisition include:

•	TCF’s proprietary, TCR-GENErator™ discovery platform recently developed by Professors Dr. Dirk Busch, M.D., of the Technische Universität München (TUM), a pioneer in engineering T cells, and Dr. Ton N.M. Schumacher, Ph.D., of the Netherlands Cancer Institute (NKI), a leading expert in T cell biology and gene therapy. TCR-GENErator™ is an industry-leading R&D engine for rapid, high-throughput identification of TCR-based product candidates, which could enter the clinic as early as 2017.

•	The appointment of Professor Dr. Schumacher to Chief Scientific Officer of Kite Pharma EU. Professor Dr. Schumacher will also maintain his current position as Deputy Director of the NKI, an internationally renowned research institution with clinical expertise and manufacturing capabilities. Kite’s relationship with the NKI provides an important operational platform and access to investigators, clinical sites and manufacturing facilities in Europe.

•	Rights to new intellectual property in the TCR space developed by Professor Dr. Schumacher at the NKI, as part of the NKI agreement. In addition, Kite Pharma EU has license agreements with IBA GmbH, Sanquin Blood Supply Foundation, and the NKI that form the basis of Kite Pharma EU’s proprietary TCR-GENErator™ technology platform.

This acquisition is the latest of several significant transactions that Kite has undertaken, which include the following:

•	A major collaboration with Amgen to develop and commercialize a next generation of novel CAR T cell immunotherapies. Amgen is contributing cancer targets, and Kite is leveraging its proprietary CAR platform, R&D and manufacturing capabilities and expertise. Under the agreement, Kite will conduct all preclinical research and cell manufacturing and processing through IND filing, following which each company will be responsible for clinical development and commercialization of their respective CAR therapeutic candidates. Kite received a $60 million upfront payment from Amgen in the first quarter of 2015.

•	An exclusive, worldwide license with the National Institutes of Health (NIH) to certain intellectual property related to TCR-based product candidates that target the human papillomavirus (HPV) antigens E6 and E7 of the HPV subtype 16 for the treatment of cancers associated with HPV infection. This license is in addition to the May 2014 NIH license to certain intellectual property related to TCR-based product candidates targeting the NY-ESO-1 antigen found on various cancers.

•	An expanded CRADA with the NCI to encompass exciting, emerging areas of research, including the next generation of TCR-based product candidates that are engineered to recognize neo-antigens, which are specific to the unique genetic profile of a patient’s own tumor.

•	Securing facilities, through lease agreements, to provide clinical and commercial product to support clinical development and the launch of KTE-C19.

David Chang, M.D., Ph.D., Kite’s Executive Vice President, Research and Development, and Chief Medical Officer, commented, “Each of these developments is significant in its own right, but taken together, they advance Kite’s clinical research and development and its leadership position in CAR and TCR approaches to cancer therapy. Importantly, there are six ongoing trials under our CRADA with the NCI, and we expect to initiate four pivotal clinical trials in 2015 of our lead product candidate, KTE-C19, for the treatment of DLBCL, mantle cell lymphoma (MCL), chronic lymphocytic leukemia (CLL) and acute lymphoblastic leukemia (ALL).”

Fourth Quarter and Full Year 2014 Financial Results

•	Kite reported a GAAP net loss attributable to common stockholders of approximately $13.0 million, or $0.33 per share, for the fourth quarter of 2014, compared to $3.0 million, or $0.54 per share, for the fourth quarter of 2013. For the full year of 2014, the GAAP net loss was $43.7 million, or $1.91 per share, compared to $7.8 million, or $1.43 per share, in 2013.

•	Non-GAAP net loss attributable to common stockholders for the fourth quarter of 2014 was $7.5 million, or $0.19 per share. Non-GAAP net loss attributable to common stockholders for the full year of 2014 was $21.4 million, or $0.94 per share. Non-GAAP net loss for 2014 excludes the following:

•	Non-cash stock-based compensation expense of $5.5 million for the fourth quarter of 2014 and $16.1 million for the full year of 2014.

•	Non-cash interest expense of $6.1 million for the full year of 2014, due to the beneficial conversion feature on the 2014 Notes in the second quarter of 2014.

Please see “Note Regarding Use of Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to non-GAAP net loss.

•	Total GAAP operating expenses for the fourth quarter of 2014 were $13.3 million compared to $2.4 million for the fourth quarter of 2013, and $36.7 million for the full year of 2014 compared to $6.4 million in 2013.

•	GAAP research and development (R&D) expenses for the fourth quarter of 2014 were $7.9 million, compared to $1.9 million for the fourth quarter of 2013, and $23.1 million for the full year of 2014 compared to $5.1 million in 2013. The increase was primarily due to $9.9 million in non-cash stock-based compensation expense, $3.7 million related to increased R&D staff and consultant costs, and $3.4 million in costs related to our eACT™ development program.

•	GAAP general and administrative (G&A) expenses were $5.4 million for the fourth quarter of 2014, compared to $0.5 million for the fourth quarter of 2013, and $13.6 million for the full year of 2014 compared to $1.3 million in 2013. The increase was primarily due to $6.1 million in non-cash stock-based compensation and $4.2 million in increased personnel costs.

•	As of December 31, 2014, Kite had $367.0 million in cash, cash equivalents, and marketable securities, compared to $22.4 million as of December 31, 2013. The increase in cash was primarily due to the proceeds from our convertible debt offering, IPO, and follow-on public offering. Kite had no outstanding debt as of December 31, 2014. On December 31, 2014, there were 41.9 million shares of common stock issued and outstanding.

About Kite Pharma, Inc.

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Kite may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Kite’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the ongoing and anticipated clinical trials for Kite’s current product candidates, including statements regarding the timing of initiation of the KTE-C19 clinical trials and commercialization of KTE-C19; the timing of availability of our new facilities and their ability to support clinical trials and commercial launch; the ability and willingness of the NCI to continue research and development activities relating to eACT™ pursuant to the CRADA; the ability to expand Kite’s pipeline of TCR-based product candidates through the acquisition of TCF and of CAR-based product candidates through the Amgen collaboration; and Kite’s ability to protect its proprietary technology and enforce its intellectual property rights. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in the Form 10-K for the year ended December 31, 2014. Any forward-looking statements that Kite makes in this press release speak only as of the date of this press release. Kite assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

KITE PHARMA, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	DECEMBER 31, 2014	DECEMBER 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$209,298	$22,357
Marketable securities	157,742	—
Prepaid expenses and other current assets	1,330	241

Total current assets	368,370	22,598
Property and equipment, net	2,093	274
Other assets	290	110

Total assets	$370,753	$22,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,320	$382
Accrued expenses and other current liabilities	3,132	980
Options early exercise liability	1,273	—

Total current liabilities	6,725	1,362
Other non-current liabilities	48	—
Deferred rent	111	39
Options early exercise noncurrent liability	1,280	—

Total liabilities	8,164	1,401

Total stockholders’ equity	362,589	21,581

Total liabilities and stockholders’ equity	$370,753	$22,982

KITE PHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	THREE MONTHS ENDED DECEMBER 31, (unaudited)		YEAR ENDED DECEMBER 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$7,857	$1,899	$23,089	$5,088
General and administrative	5,398	500	13,569	1,339

Total operating expenses	13,255	2,399	36,658	6,427

Loss from operations	(13,255)	(2,399)	(36,658)	(6,427)
Other income (expense):
Interest income	242	21	371	52
Interest expense	(3)	—	(6,269)	(4)
Other income (expense)	(3)	—	(13)	13

Total other income (expense)	236	21	(5,911)	61

Net loss	(13,019)	(2,378)	(42,569)	(6,366)
Series A preferred stock dividend	—	(576)	(1,089)	(1,435)

Net loss attributable to common stockholders	$(13,019)	$(2,954)	$(43,658)	$(7,801)

Net loss per share, basic and diluted	$(0.33)	$(0.54)	$(1.91)	$(1.43)

Weighted-average shares outstanding, basic and diluted	38,959,942	5,508,835	22,822,204	5,473,384

Note Regarding Use of Non-GAAP Financial Measures

Kite provides non-GAAP net loss and non-GAAP net loss per share that include adjustments to GAAP figures. These adjustments to GAAP net loss exclude non-cash stock-based compensation expense and non-cash interest expense. Kite believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Kite’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Kite’s operating results. In addition, these non-GAAP financial measures are among the indicators Kite’s management uses for planning purposes and measuring Kite’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Kite may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer below for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

KITE PHARMA, INC.

Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands, except share and per share amounts)

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,	YEAR ENDED DECEMBER 31,
	2014	2014
Net loss attributable to common stockholders - GAAP	$(13,019)	$(43,658)
Adjustments:
Non-cash stock-based compensation expense	5,510	16,145
Non-cash interest expense	—	6,114

Net loss attributable to common stockholders - Non-GAAP	$(7,509)	$(21,399)

Net loss attributable to common stockholders, basic and diluted - GAAP	$(0.33)	$(1.91)
Adjustments:
Non-cash stock-based compensation expense	0.14	0.71
Non-cash interest expense	—	0.27

Net loss attributable to common stockholders, basic and diluted - Non-GAAP	$(0.19)	$(0.94)

Weighted average common shares outstanding, basic and diluted	38,959,942	22,822,204

CONTACT: Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns and Nancy Yu

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com

nyu@burnsmc.com